Exhibit 21

LIST OF SUBSIDIARIES

OF

LONGFIN CORP. AT DECEMBER 31, 2017

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization
Longfin Tradex Pte. Ltd.	Singapore